ETFis Series Trust I 485BPOS

Exhibit 99(h)(9)

AMENDMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment (“Amendment”) dated December 1, 2024 is by and between ETFis Series Trust I (the “Trust”) and The Bank of New York Mellon (“BNY”).

BACKGROUND:

A.	The Trust and BNY are parties to a Transfer Agency and Service Agreement dated December 6, 2013 (as amended, the “Agreement”) relating to BNY’s provision of services to the Trust and its series (each a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties agree that:

1.	Section 9.1 of the Agreement is deleted in its entirety and replaced with the following:

(a) This Agreement shall continue through December 1, 2027 (the “Initial Term”).

(b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of two (2) years (each a “Renewal Term”), unless the Trust has given written notice to BNY of its intent not to renew and such notice has been received by BNY not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term or BNY has given written notice to the Trust of its intent not to renew and such notice has been received by the Trust not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term.

(c) If the Trust or BNY materially fails to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “NonDefaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the NonDefaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party even during the Initial Term or a Renewal Term. In all cases, termination by the NonDefaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

2.	Miscellaneous.

(a) As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(b) The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(c) The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(d) This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

ETFIS SERIES TRUST I

On behalf of its Series identified on Appendix I of the Agreement

By:	/s/ Brinton Frith
Name:	Brinton Frith
Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Robert M Stein Jr
Name:	Robert M Stein Jr
Title:	Vice President